CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Performance Leveraged Upside Securities due 2025	$1,000,000	$129.80

PROSPECTUS dated November 16, 2017	Pricing Supplement No. 3,727 to
PRODUCT SUPPLEMENT FOR PLUS dated November 16, 2017	Registration Statement Nos. 333-221595; 333-221595-01
INDEX SUPPLEMENT Dated November 16, 2017	Dated March 27, 2020
Rule 424(b)(2)

$1,000,000

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

PLUS Linked to Global Equities due April 1, 2025

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF

Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity, you will receive for each PLUS that you hold an amount in cash that will vary depending on the performance of a basket composed of the S&P 500® Index (the “SPX Index”), the iShares® MSCI EAFE ETF (the “EFA Shares”) and the iShares® MSCI Emerging Markets ETF (the “EEM Shares”). We refer to each of these underlyings as a basket component. The weighting for each basket component is not set at the beginning of the term of the PLUS. Instead, in measuring the performance of the basket as a whole as of the determination date, the basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 30% and the basket component with the worst performance will be allocated a weighting of 20%. At maturity, you will receive for each PLUS that you hold an amount in cash that will vary depending on the basket performance measured on the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) 150% and (iii) the basket performance. However, if the basket performance is negative, investors will lose 1% for every 1% decline in the value of the basket over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. There is no minimum payment at maturity, and accordingly, you could lose all of your initial investment in the PLUS. These long-dated PLUS are for investors who seek a return based on the performance of the basket components and who are willing to risk their principal and forgo current income in exchange for the leverage feature. The PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and issue price of each PLUS is $1,000.

•	We will not pay interest on the PLUS.

•	At maturity, you will receive an amount of cash per PLUS based on the basket performance, which is determined on the determination date, as follows:

º	If the basket performance is positive, you will receive for each $1,000 stated principal amount of the PLUS that you hold a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) the leverage factor and (iii) the basket performance.

º	If the basket performance is negative, you will receive for each $1,000 stated principal amount of the PLUS that you hold a payment at maturity equal to $1,000 + ($1,000 × basket performance).

Under these circumstances, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000. You could lose your entire investment in the PLUS.

•	The leverage factor is 150%.

•	The basket performance will equal the sum of the performance values for each of the basket components.

•	The performance value for each basket component will equal (i) the product of the respective final value for each basket component minus the respective initial value for such basket component divided by the respective initial value for such basket component times (ii) the weighting for such basket component.

•	The weighting for each basket component will be determined on the determination date based on the relative performance of the basket components against each other. The basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 30% and the basket component with the worst performance will be allocated a weighting of 20%.

•	The initial value for each basket component equals its respective closing value on the pricing date.

•	The final value for each basket component will equal its respective closing value on the determination date.

•	The pricing date, which is the day we priced the PLUS for initial sale to the public, is March 27, 2020.

•	The determination date will be March 27, 2025, subject to postponement for each basket component separately in the event of a non-index business day or non-trading day, as applicable, or a market disruption event.

•	Investing in the PLUS is not equivalent to investing in the basket components or any of the component stocks of the S&P 500® Index, the iShares® MSCI EAFE ETF or the iShares® MSCI Emerging Markets ETF.

•	The PLUS will not be listed on any securities exchange.

•	The minimum purchase amount is $1,000 or 1 PLUS.

•	The estimated value of the PLUS on the pricing date is $923.10 per PLUS. See “Summary of Pricing Supplement” beginning on PS-2.

•	The CUSIP number for the PLUS is 61770FXM3 and the ISIN number for the PLUS is US61770FXM30.

You should read the more detailed descriptions of the PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Final Terms of the PLUS,” and “Additional Information About the PLUS.”

The PLUS are riskier than ordinary debt securities. See “Risk Factors” beginning on PS- 10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER PLUS

	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per PLUS	$1,000.00	$2.50	$997.50
Total	$1,000,000	$2,500	$997,500

(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $2.50 for each PLUS they sell. See “Additional Information About the PLUS – Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Additional Information About the PLUS—Use of Proceeds and Hedging” on page PS-29.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the PLUS in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying product supplement for PLUS, index supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The PLUS offered are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the PLUS is linked to the performance of a basket composed of the S&P 500® Index (the “SPX Index”), the iShares® MSCI EAFE ETF (the “EFA Shares”) and the iShares® MSCI Emerging Markets ETF (the “EEM Shares”). We refer to each of these underlyings as a basket component. The weighting for each basket component is not set at the beginning of the term of the PLUS. Instead, in measuring the performance of the basket as a whole as of the determination date, the basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 30% and the basket component with the worst performance will be allocated a weighting of 20%. At maturity, you will receive for each PLUS that you hold an amount in cash that will vary depending on the basket performance, as measured on the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) 150% and (iii) the basket performance. However, if the basket performance is negative, investors will lose 1% for every 1% decline in the value of the basket over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. There is no minimum payment at maturity, and accordingly, you could lose all of your initial investment in the PLUS. All payments on the PLUS are subject to our credit risk.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC.

Each PLUS costs $1,000	We are offering the PLUS Linked to Global Equities due April 1, 2025 Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF, which we refer to as the PLUS. The stated principal amount and original issue price of each PLUS is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the PLUS, which are borne by you, and, consequently, the estimated value of the PLUS on the pricing date is less than $1,000. We estimate that the value of the PLUS on the pricing date is $923.10.

What goes into the estimated value on the pricing date?

In valuing the PLUS on the pricing date, we take into account that the PLUS comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the PLUS?

In determining the economic terms of the PLUS, including the leverage factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the PLUS?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the PLUS in the secondary market, absent changes in market conditions,

including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the PLUS, and, if it once chooses to make a market, may cease doing so at any time.

The basket	The following table sets forth the basket components along with the initial value (as defined below) and the relevant Bloomberg ticker symbol of each basket component:

Basket component	Initial value	Bloomberg ticker symbol*
The S&P 500® Index (the “SPX Index”)	2,541.47	SPX
The iShares® MSCI EAFE ETF (the “EFA Shares”)	$52.86	EFA UP
The iShares® MSCI Emerging Markets ETF (the “EEM Shares”)	$33.35	EEM UP
*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each basket component, the the final value will be determined as set forth under “Final Terms of the PLUS—Final Value.”

The PLUS do not guarantee any payment of principal at maturity; basket component weightings set on the determination date	Unlike ordinary debt securities, the PLUS do not pay interest or guarantee the repayment of any principal at maturity. Instead, at maturity, you will receive for each $1,000 stated principal amount of the PLUS that you hold an amount in cash that will vary depending on the value of the basket on the determination date, with the weightings of each basket component to be set on the determination date based on the relative performance of the basket components against each other, as described below. The payment at maturity may be significantly less than the stated principal amount of the PLUS and may be zero. If the value of the basket has declined as of the determination date, for every 1% decline, you will lose an amount equal to 1% of the principal amount of the PLUS.

Payment at Maturity

Unlike ordinary debt securities, the PLUS do not pay interest. Instead, for each $1,000 stated principal amount of the PLUS that you hold, you will receive an amount in cash determined as follows:

If the basket performance is positive, you will receive for each $1,000 stated principal amount of the PLUS that you hold a payment at maturity equal to $1,000 plus the product of (i) 1,000, (ii) 150% and (iii) the basket performance.

If the basket performance is negative, you will receive for each $1,000 stated principal amount of the PLUS that you hold a payment at maturity equal to $1,000 + ($1,000 × basket performance).

Where,

basket performance = the sum of the performance values for each basket component

and

performance value =  with respect to each basket component, the product of (x) the final value for such basket component minus the initial value for such basket component divided by (y) the initial value of such basket component times (z) the weighting for such basket component, as expressed by the following formula:

(final value – initial value)	× weighting
initial value

Basket Component Weightings Set on the Determination Date

The weighting for each basket component will not be set on the pricing date. Instead, the weightings will be based on the relative performance of the basket components against each other on the determination date as follows: the basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 30% and the basket component with the worst performance will be allocated a weighting of 20%.

The initial value for each basket component equals the closing value of such basket component on the pricing date, as set forth above.

The final value for each basket component will equal the closing value of such basket component on the determination date.

The scheduled determination date is March 27, 2025. If, however, the scheduled determination date is not an index business day or trading day, as applicable, with respect to any basket component or if a market disruption event occurs with respect to any basket component on the determination date, the determination date will be postponed, only with respect to the affected basket component, to the next index business day or trading day, as applicable, on which no market disruption event occurs with respect to that basket component. If the final value for any basket component has not been determined on the fifth scheduled index business day or trading day, as applicable, following the scheduled determination date, the calculation agent will determine the final value for that basket component as set out in the section of this pricing supplement called “Final Terms of the PLUS—Determination Date.” If, due to a market disruption event or otherwise, the determination date for any basket component is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such determination date as postponed. See the section of this pricing supplement called “Final Terms of the PLUS—Maturity Date.”

If the basket performance is negative, you will lose some, and could lose all, of your investment.

All payments on the PLUS are subject to our credit risk.

Because the performance of the basket components may not be correlated, a negative performance by one or more of the basket components could wholly offset a positive performance by one or more of the other basket components.

Please review the historical closing values of the basket components in the section of this pricing supplement called “Additional Information About the PLUS—Historical Information” for each calendar quarter in the period from January 1, 2015 through March 27, 2020 and related graphs. You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether the positive performance of any basket component will be offset by a lesser positive performance or negative performance of one or more of the other basket components, based on their historical performance.

Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial value and the final value for each basket component, the weighting for each basket component, the basket performance, whether a market disruption event has occurred and the payment that you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of the PLUS, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the PLUS of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-29.

Where you can find more information on the PLUS	The PLUS are unsecured debt securities issued as part of our Series A medium-term note program. We describe the basic features of this type of debt security in the sections of the product supplement called “Description of PLUS” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt

Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the PLUS, you should read the “Final Terms of the PLUS” section in this pricing supplement. You should also read about some of the risks involved in investing in the PLUS in the section called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Additional Information About the PLUS—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

HYPOTHETICAL PAYOUTS ON THE PLUS

At maturity, you will receive for each PLUS that you hold an amount in cash that will vary depending on the basket performance as of the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) 150% and (iii) the basket performance. However, if the basket performance is negative, investors will lose 1% for every 1% decline in the value of the basket over the term of the PLUS.

In measuring the performance of the basket as a whole on the determination date, the basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 30% and the basket component with the worst performance will be allocated a weighting of 20%.

The tables below are examples of how to calculate the basket performance and the payment at maturity on the PLUS based on hypothetical initial values and hypothetical final values for each of the basket components. The actual initial values were determined on the pricing date and are set forth in this document, and the actual final values will be determined on the determination date.

Example 1: Basket performance is positive

Basket Component	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	2,100	1,995	–5% (worst performance)	20%	-1%
EFA Shares	$50	$55	10% (second-best performance)	30%	3%
EEM Shares	$30	$36	20% (best performance)	50%	10%
Hypothetical basket performance:					12%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final value - initial value) / initial value] × weighting

SPX Index = [(1,995 – 2,100) / 2,100] × 20% = -1%,
plus

EFA Shares = [($55 – $50) / $50] × 30% = 3%,

plus

EEM Shares = [($36 – $30) / $30] × 50% = 10%,

Hypothetical basket performance = 12%

The payment at maturity per PLUS is $1,000 + ($1,000 × 150% × 12%) = $1,180.

Example 2: Basket performance is negative

Basket Component	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	2,100	2,310	10% (best performance)	50%	5%
EFA Shares	$50	$35	-30% (worst performance)	20%	-6%
EEM Shares	$30	$22.50	-25% (second-best performance)	30%	-7.50%
Hypothetical basket performance:					-8.50%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final value - initial value) / initial value] × weighting

SPX Index = [(2,310 – 2,100) / 2,100] × 50% = 5%,
plus

EFA Shares = [($35 – $50) / $50] × 20% = -6%,

plus

EEM Shares = [($22.50 – $30) / $30] × 30% = -7.50%,

Hypothetical basket performance = -8.50%

The payment at maturity per PLUS is $1,000 + ($1,000 × -8.50%) = $915.

As the basket performance is negative, the payment at maturity per PLUS will be equal to $1,000 + ($1,000 × basket performance).

In Example 2, one of the basket components — the SPX Index — has increased in value by 10% from its initial value, but the other two basket components have declined in value by 30% and 25%. Accordingly, although one of the basket components has increased in value, the significant declines in values of the other two basket components have the effect of more than offsetting such increase. Therefore, the basket performance is negative, and the payment at maturity per PLUS will be less than the $1,000 stated principal amount.

In this example, investors lose some of their investment in proportion to the negative basket performance.

Example 3: Basket performance is negative

Basket Component	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	2,100	735	-65% (worst performance)	20%	-13%
EFA Shares	$50	$55	10% (best performance)	50%	5%

EEM Shares	$30	$12	-60% (second-best performance)	30%	-18%
Hypothetical basket performance:					-26%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final value - initial value) / initial value] × weighting

SPX Index = [(735 – 2,100) / 2,100] × 20% = -13%,
plus

EFA Shares = [($55 – $50) / $50] × 50% = 5%,

plus

EEM Shares = [($12 – $30) / $30] × 30% = -18%,

Hypothetical basket performance = -26%

The payment at maturity per PLUS is $1,000 + ($1,000 × -26%) = $740.

As the basket performance is negative, the payment at maturity per PLUS will be equal to $1,000 + ($1,000 × basket performance).

In Example 3, one of the basket components — the EFA Shares — has increased in value by 10% from its initial value, but the other two basket components have declined in value by 65% and 60%. Accordingly, although one of the basket components has increased in value, the significant declines in values of the other two basket components have the effect of more than offsetting such increase. Therefore, the basket performance is negative, and the payment at maturity per PLUS will be less than the $1,000 stated principal amount.

In this example, investors lose some of their investment in proportion to the negative basket performance.

While the weightings of the basket components are set on the determination date in a way that is favorable to the investors (50% for the best-performing basket component, 30% for the second-best performing basket component and 20% for the worst-performing basket component), the basket performance can still be negative if one or more basket components decline in value over the term of the PLUS.

If the basket performance is negative, you will receive an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decline in the value of the basket, and you will lose money on your investment. You could lose all of your initial investment in the PLUS.

Please review the tables setting forth the historical performance of each of the basket components for each calendar quarter in the period from January 1, 2015 through March 27, 2020 and related graphs in “Additional Information About the PLUS––Historical Information” beginning on PS-25. You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the values of any of the basket components will be offset by decreases in the values of other basket components, based on their historical performance.

RISK FACTORS

The PLUS are not secured debt, and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity and do not pay any interest. Investing in the PLUS is not equivalent to investing in the basket components, their component stocks or the indices tracked by the basket components. This section describes the most significant risks relating to the PLUS. For a further discussion of risk factors, please see the accompanying product supplement for PLUS, index supplement and prospectus.

The PLUS do not pay interest or guarantee the return of any principal	The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you any interest on the PLUS and do not guarantee the return of any principal at maturity. Instead, you will receive for each $1,000 stated principal amount of the PLUS that you hold an amount in cash based upon the basket performance, as measured on the determination date. If the basket performance is negative, you will receive at maturity an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decline in the value of the basket. This amount will be less, and may be significantly less, than the stated principal amount. As there is no minimum payment at maturity on the PLUS, you could lose your entire investment.

Changes in the values of one or more of the basket components may offset each other

Value movements in the basket components may not correlate with each other. At a time when the values of one or more basket components increase, the values of the other basket components may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the determination date, increases in the values of one or more basket components may be moderated, or wholly offset, by lesser increases or declines in the values of other basket components.

However, there have been times in the past when the values of the basket components have been correlated, and while the best-performing basket component will be given the highest weight and the worst-performing basket component the lowest weight, the basket performance can still be negative if the values of one or more basket components decline over the term of the PLUS. If the basket performance is negative, you will receive an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decline in the value of the basket, and you will lose money on your investment.

You can review tables and graphs illustrating the historical performance of the basket components for the period from January 1, 2015 through March 27, 2020 in “Additional Information About the PLUS––Historical Information” beginning on PS-25.

You cannot predict the future performance of any of the basket components, or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by lesser increases or decreases in the value of other basket components based on their historical performance.

The market price of the PLUS will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the value and volatility of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the PLUS will be affected by the other factors described above. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

The PLUS are subject to	You are dependent on our ability to pay all amounts due on the PLUS at maturity and

our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS	therefore you are subject to our credit risk. If we default on our obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PLUS prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the PLUS.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

Adjustments to the SPX Index could adversely affect the value of the PLUS	The publisher of the SPX Index may add, delete or substitute the stocks constituting the SPX Index or make other methodological changes that could change the value of the SPX Index. The publisher of the SPX Index may discontinue or suspend calculation or publication of the SPX Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

Adjustments to any of the underlying shares or to the MSCI EAFE IndexSM or the MSCI Emerging Markets IndexSM could adversely affect the value of the PLUS	The investment adviser to each of the EFA Shares and the EEM Shares (collectively, the “underlying shares”), BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE IndexSM or the MSCI Emerging Markets IndexSM, as applicable (each, a “share underlying index”). Pursuant to its investment strategy or otherwise, the investment adviser may add, delete or substitute the components of the applicable underlying shares. Any of these actions could adversely affect the price of the applicable underlying shares and, consequently, the value of the PLUS. In addition, the publisher of each share underlying index is responsible for calculating and maintaining such share underlying index. The applicable index publisher may add, delete or substitute the stocks constituting such share underlying index or make other methodological changes that could change the value of such share underlying index. The applicable index publisher may also discontinue or suspend calculation or publication of such share underlying index at any time. If this discontinuance or suspension occurs following the termination of the related underlying shares, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index, and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the values of any of the underlying shares and, consequently, the value of the PLUS.

There are risks associated with investments in securities, such as the

The EFA Shares track the performance of the MSCI EAFE IndexSM and the EEM Shares track the performance of the MSCI EAFE IndexSM, both of which are linked to the value of foreign equity securities. Investments in securities linked to the value

PLUS, linked to the value of foreign (and especially emerging markets) equity securities of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

In addition, the stocks included in the MSCI Emerging Markets IndexSM and that are generally tracked by the EEM Shares have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

The prices of the EFA Shares and the EEM Shares are subject to currency exchange risk

Because the prices of the EFA Shares and the EEM Shares track the performance of the MSCI EAFE IndexSM and the MSCI Emerging Markets IndexSM, respectively, holders of the PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE IndexSM and the MSCI Emerging Markets IndexSM, the price of the EFA Shares and the EEM Shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

•     Of particular importance to potential currency exchange risk are:

•     existing and expected rates of inflation;

•     existing and expected interest rate levels;

•     the balance of payments; and

•     the extent of governmental surpluses or deficits in the countries represented in the MSCI EAFE IndexSM and the MSCI Emerging Markets IndexSM and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI EAFE IndexSM and the MSCI Emerging Markets IndexSM, the United States and other countries important to international trade and finance.

The performance and market price of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the relevant share underlying index, the performance of the component securities of the relevant share underlying index or the net asset value per share of the underlying shares

The underlying shares do not fully replicate the relevant share underlying index and may hold securities that are different than those included in the relevant share underlying index. In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of the relevant share underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying shares and the relevant share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the underlying shares may impact the variance between the performances of the underlying shares and the relevant share underlying index. Finally, because the shares of the underlying shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the underlying shares may differ from the net asset value per share of the underlying shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the underlying shares may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the underlying shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying shares, and their ability to create and redeem shares of the underlying shares may be disrupted. Under these circumstances, the market price of the underlying shares may vary substantially from the net asset value per share of the underlying shares or the level of the relevant share underlying index.

For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the relevant share underlying index, the performance of the component securities of the relevant share underlying index or the net asset value per share of the underlying shares. Any of these events could materially and adversely affect the price of the underlying shares and, therefore, the value of the PLUS. Additionally, if market volatility or these events were to occur on the determination date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the PLUS. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the underlying shares on the determination date, even if the underlying shares are underperforming the relevant share underlying index or the component securities of the relevant share underlying index and/or trading below the net asset value per share of the underlying shares.

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares	MS & Co., as calculation agent, will adjust the adjustment factors for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that can affect the underlying shares. If an event occurs that does not require the calculation agent to adjust an adjustment factor, the market price of the PLUS may be materially and adversely affected.

Investing in the PLUS is	Investing in the PLUS is not equivalent to investing directly in the basket

not equivalent to investing in the basket components	components or any of the component stocks of the S&P 500® Index, the MSCI EAFE IndexSM or the MSCI Emerging Markets IndexSM. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or any of the component stocks of the S&P 500® Index, the MSCI EAFE IndexSM or the MSCI Emerging Markets IndexSM.

The PLUS will not be listed on any securities exchange and secondary trading may be limited	The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the PLUS than those generated by others, including other dealers in the market, if they attempted to value the PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your PLUS in the secondary market (if any exists) at any time. The value of your PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the PLUS will be influenced by many unpredictable factors” above.

Hedging and trading activity by our affiliates could potentially affect the value of the PLUS	One or more of our affiliates and or third-party dealers expect to carry out hedging activities related to the PLUS (and to other instruments linked to the basket components or their component stocks), including trading in the stocks that constitute the basket components as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the underlying shares or the stocks that constitute the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could affect the initial values, and, therefore, could increase the values at or above which the basket components must close on the determination date so that an investor would not sustain a loss on their investment. Additionally, such hedging or trading activities during the term of the PLUS, including on the determination date, could adversely affect the values of the basket components on the determination date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the PLUS	As calculation agent, MS & Co. will determine the initial value and the final value for each basket component, the weighting for each basket component, the basket performance and the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket component closing value in the event of a market disruption event or discontinuance of the underlying index and certain adjustments to an adjustment factor. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see the sections of this pricing supplement called “Final Terms of the Securities—Determination Date,” “—Payment at Maturity,” “—Performance Value,” “—Initial Value,” “—Closing Value,” “—Final Value” and “—Market Disruption Event” and see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the PLUS on the pricing date.

The U.S. federal income tax consequences of an investment in the PLUS are uncertain

Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS. As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.

Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the PLUS if they were recharacterized as debt instruments. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition (other than amounts treated as “FDAP income,” as defined in the accompanying product supplement for PLUS). We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

FINAL TERMS OF THE PLUS

Terms used but not defined herein have the meanings given to such terms in the accompanying product supplement for PLUS. The term “PLUS” refers to each $1,000 Stated Principal Amount of our PLUS Linked to Global Equities due April 1, 2025 Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF.

Aggregate Principal Amount	$1,000,000

Original Issue Date (Settlement Date)	April 1, 2020 (3 Business Days after the Pricing Date)

Maturity Date	April 1, 2025, subject to extension as described below.

If, due to a Market Disruption Event or otherwise, the Determination Date for any Basket Component is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such Determination Date as postponed.

Pricing Date	March 27, 2020

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	61770FXM3

ISIN Number	US61770FXM30

Minimum Purchase Amount	$1,000

Issue Price	$1,000 (100%)

Stated Principal Amount	$1,000

Basket	The following table sets forth the Basket Components along with the Initial Value and the relevant Bloomberg ticker symbol:

Basket Component	Initial Value	Bloomberg ticker symbol*
The S&P 500® Index (the “SPX Index”)	2,541.47	SPX
The iShares® MSCI EAFE ETF (the “EFA Shares”)	$52.86	EFA UP
The iShares® MSCI Emerging Markets ETF (the “EEM Shares”)	$33.35	EEM UP
*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each Basket Component, the Final Value will be determined as set forth under “Final Terms of the PLUS—Final Value” below.

Underlying Index	The SPX Index

Underlying Shares	The EFA Shares and the EEM Shares

Share Underlying Indices	With respect to the EFA Shares, the MSCI EAFE IndexSM, and with respect to the EEM Shares, the MSCI Emerging Markets IndexSM

Underlying Index Publisher	With respect to the SPX Index, S&P Dow Jones Indices LLC and any successor thereof.

Share Underlying Index Publisher	With respect to each of the EFA Shares and the EEM Shares, MSCI Inc. or any successor thereof.

Weightings	Based on the relative performance of the Basket Components against each other, as measured on the Determination Date, the Weighting of each Basket Component will be determined by the Calculation Agent as follows: The Basket Component with the best performance will be allocated a Weighting of 50%, the Basket Component with the second-best performance will be allocated a Weighting of 30% and the Basket Component with the worst performance will be allocated a Weighting of 20%.

Determination Date	March 27, 2025; subject to adjustment for non-Index Business Days, non-Trading Days or Market Disruption Events, as described in the following paragraph.

If the scheduled Determination Date is not an Index Business Day or Trading Day, as applicable, with respect to any Basket Component or if a Market Disruption Event occurs on the Determination Date with respect to any Basket Component, the Determination Date solely for such affected Basket Component will be postponed and the Closing Value with respect to such affected Basket Component will be determined on the immediately succeeding Index Business Day or Trading Day, as applicable, on which no Market Disruption Event occurs with respect to such affected Basket Component.  The Final Basket Value will be determined on the last Determination Date as so postponed, by which date the Final Value for each Basket Component will have been determined; provided that the Closing Value for any affected Basket Component will not be determined on a date later than the fifth scheduled Index Business Day or Trading Day, as applicable, after the scheduled Determination Date, and if such date is not an Index Business Day or Trading Day, as applicable, or if there is a Market Disruption Event with respect to the affected Basket Component on such date, (i) if the affected Basket Component is the Underlying Index, the Calculation Agent will determine the Closing Value of such Basket Component on such date in accordance with the formula for calculating such Basket Component last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting such Basket Component, and (ii) if the affected Basket Component is an Underlying Shares, the Calculation Agent shall determine the Closing Value for such Underlying Shares on such date as the mean of the bid prices for one share of such Underlying Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Closing Value on such date shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Payment at Maturity	At maturity, upon delivery of the PLUS to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each PLUS an amount in cash, as determined by the Calculation Agent, equal to:

(A) if the Basket Performance is positive,

$1,000 plus the product of (i) $1,000, (ii) the Leverage Factor and (iii) the Basket Performance,

(B) if the Basket Performance is negative,

$1,000 + ($1,000 × Basket Performance)

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to the $1,000 Stated Principal Amount of each PLUS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Leverage Factor	150%

Basket Performance	The Basket Performance is the sum of the Performance Values for each of the Basket Components.

Performance Value	With respect to each Basket Component, the product of (x) the Final Value for such Basket Component minus the Initial Value for such Basket Component divided by (y) the Initial Value for such Basket Component times (z) the Weighting for such Basket Component. Each such product may be expressed by the following formula:

(Final Value – Initial Value)	×	Weighting
Initial Value

In certain circumstances, the Performance Value will be based on the alternate calculation of the values for the Basket Components, as described under “Description of PLUS—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” or “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for PLUS.

Initial Value	The Initial Value for each Basket Component equals the Closing Value of such Basket Component on the Pricing Date, as set forth under “Basket—Initial Value” above.

Closing Value	In the case of the Underlying Index, on any Index Business Day, the index closing value as published by the Underlying Index Publisher.

In the case of each of the Underlying Shares, on any Trading Day, the closing price of one share of such Underlying Shares times the then-current Adjustment Factor for such Underlying Shares.

Adjustment Factor	The Adjustment Factor for each of the Underlying Shares is initially 1.0, subject to adjustment for certain events affecting such Underlying Shares, as set forth under “Description of PLUS—Antidilution Adjustments for PLUS linked to Exchange-Traded Funds” in the accompanying product supplement for PLUS.

Final Value	The Final Value for each Basket Component will equal the Closing Value of such Basket Component on the Determination Date, as determined by the Calculation Agent.

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of the PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Basket Performance or whether a Market Disruption Event has occurred. MS & Co. is obligated to carry out its duties and functions as

Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	As set forth under “Description of PLUS—Some Definitions” in the accompanying product supplement for PLUS.

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co.

ADDITIONAL INFORMATION ABOUT THE PLUS

Book Entry Security or Certificated Security	Book Entry. The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the PLUS. Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry securities, please see the accompanying product supplement for PLUS and prospectus.

Interest Rate	None

The S&P 500® Index	The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

The iShares® MSCI EAFE ETF	The iShares® MSCI EAFE ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE IndexSM. The iShares® MSCI EAFE ETF is managed by iShares Trust (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. Information provided to or filed with the the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other publicly available sources. We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI EAFE IndexSM. The MSCI EAFE IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”). The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France,

Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE IndexSM is described in “MSCI EAFE IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

This document relates only to the PLUS offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding iShares from the publicly available documents described above. In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the PLUS and therefore the value of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws. As a prospective purchaser of the PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

The iShares® MSCI Emerging Markets ETF	The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index®. The iShares® MSCI Emerging Markets ETF is managed by iShares, a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other publicly available sources.  We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets IndexSM is described in “MSCI Emerging Markets IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

This document relates only to the PLUS offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding iShares from the publicly available documents described above. In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the PLUS and therefore the value of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws. As a prospective purchaser of the PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

Historical Information	The following tables set forth the published high, low and end of quarter Closing Values for each of the Basket Components for each calendar quarter in the period from January 1, 2015 through March 27, 2020. The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period. On March 27, 2020, the Closing Value for the SPX Index was 2,541.47, the Closing Value for the EFA Shares was $52.86 and the Closing Value for the EEM Shares was $33.35. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical performance of the Basket Components should not be taken as an indication of future performance. The values of the Basket Components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. We cannot give you any assurance that the Basket Performance, as measured on the Determination Date, will be positive. If the Basket Performance on the Determination Date is negative, you will receive an amount in cash that is less than the $1,000 Stated Principal Amount of each PLUS by an amount proportionate to the decline in the value of the Basket, and you will lose money on your investment. You could lose all of your initial investment in the PLUS .

S&P 500® Index High and Low Closing Values and End-of-Quarter Closing Values January 1, 2015 through March 27, 2020

SPX Index	High	Low	Period End
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter (through March 27, 2020)	3,386.15	2,237.40	2,541.47

Historical Daily Closing Values of the S&P 500® Index January 1, 2015 through March 27, 2020

iShares® MSCI EAFE ETF High and Low Closing Values and End-of-Quarter Closing Values January 1, 2015 through March 27, 2020

EFA Shares	High ($)	Low ($)	Period End ($)
2015
First Quarter	65.99	58.48	64.17
Second Quarter	68.42	63.49	63.49
Third Quarter	65.46	56.25	57.32
Fourth Quarter	62.06	57.50	58.75
2016
First Quarter	57.80	51.38	57.13
Second Quarter	59.87	52.64	55.81
Third Quarter	59.86	54.44	59.13
Fourth Quarter	59.20	56.20	57.73
2017
First Quarter	62.60	58.09	62.29
Second Quarter	67.22	61.44	65.20
Third Quarter	68.48	64.83	68.48
Fourth Quarter	70.80	68.42	70.31
2018
First Quarter	75.25	67.94	69.68
Second Quarter	71.90	66.35	66.97
Third Quarter	68.98	65.43	67.99
Fourth Quarter	68.07	56.89	58.78
2019
First Quarter	65.61	58.13	64.86
Second Quarter	66.99	63.40	65.73
Third Quarter	66.68	61.30	65.21
Fourth Quarter	69.66	63.25	69.44
2020
First Quarter (through March 27, 2020)	70.38	46.50	52.86

Historical Daily Closing Values of the iShares® MSCI EAFE ETF January 1, 2015 through March 27, 2020

iShares® MSCI Emerging Markets ETF High and Low Closing Values and End-of-Quarter Closing Values January 1, 2015 through March 27, 2020

EEM Shares	High ($)	Low ($)	Period End ($)
2015
First Quarter	41.07	37.92	40.13
Second Quarter	44.09	39.04	39.62
Third Quarter	39.78	31.32	32.78
Fourth Quarter	36.29	31.55	32.19
2016
First Quarter	34.28	28.25	34.25
Second Quarter	35.26	31.87	34.36
Third Quarter	38.20	33.77	37.45
Fourth Quarter	38.10	34.08	35.01
2017
First Quarter	39.99	35.43	39.39
Second Quarter	41.93	38.81	41.39
Third Quarter	45.85	41.05	44.81
Fourth Quarter	47.81	44.82	47.12
2018
First Quarter	52.08	45.69	48.28
Second Quarter	48.14	42.33	43.33
Third Quarter	45.03	41.14	42.92
Fourth Quarter	42.93	38.00	39.06
2019
First Quarter	43.71	38.45	42.92
Second Quarter	44.59	39.91	42.91
Third Quarter	43.42	38.74	40.87
Fourth Quarter	45.07	40.27	44.87
2020
First Quarter (through March 27, 2020)	46.3	30.61	33.35

Historical Daily Closing Values of the iShares® MSCI Emerging Markets ETF January 1, 2015 through March 27, 2020

Use of Proceeds and Hedging	The proceeds from the sale of the PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the PLUS, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the PLUS borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the PLUS. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the PLUS by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Basket Components, in futures and/or options contracts on the Basket Components or component stocks of the S&P 500® Index, the MSCI EAFE IndexSM and the MSCI Emerging Markets IndexSM listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the values of the Basket Components on the Pricing Date, and, therefore, could increase the values at or above which the Basket Components must close on the Determination Date so that you do not sustain a loss on your initial investment in the PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling the underlying shares, the stocks constituting the S&P 500® Index, the MSCI EAFE IndexSM and the MSCI Emerging Markets IndexSM, futures and/or options contracts on the Basket Components or component stocks of the S&P 500® Index, the MSCI EAFE IndexSM and the MSCI Emerging Markets IndexSM listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by buying any such securities or instruments on the Pricing Date and/or selling such securities or instruments on the Determination Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the values of the Basket Components, and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $2.50 for each PLUS they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the PLUS	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in these PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the PLUS nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these PLUS.

Because we may be considered a party in interest with respect to many Plans, these PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of these PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these PLUS will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The PLUS are contractual financial instruments. The financial exposure provided by the PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the PLUS. The PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the PLUS.

Each purchaser or holder of any PLUS acknowledges and agrees that:

(i)       the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the PLUS, (B) the purchaser or holder’s investment in the PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the PLUS;

(ii)       we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the PLUS and (B) all hedging transactions in connection with our obligations under the PLUS;

(iii)       any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)       our interests are adverse to the interests of the purchaser or holder; and

(v)       neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of the PLUS should consult and rely on their own counsel and advisers as to whether an investment in the PLUS is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

United States Federal Taxation

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

• Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

• A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.

Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the PLUS are linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed). As a result of certain features of the PLUS, including the leveraged upside payment and the fact that the PLUS are linked to an index in addition to exchange-traded funds, it is unclear how to calculate the amount of gain that would be recharacterized if an investment in the PLUS were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the PLUS. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the PLUS.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.